EXHIBIT 5.1

May 7, 2025

Arrive AI Inc.

12175 Visionary Way

Fishers, Indiana 46038

Re:	Arrive AI Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Arrive AI Inc., a Delaware corporation (the “Company”), in connection with Company’s Registration Statement on Form S-1 (File No. 333-284042) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on December 23, 2024, as amended (the “Registration Statement”) with respect to the registration of the proposed resale of up to an aggregate of 29,978,212 shares of common stock of the Company par value $0.0002 per share (the “Common Stock”) by the selling stockholders named in the Registration Statement.

We have reviewed the Registration Statement, including the prospectus (the “Prospectus”) that is part of the Registration Statement. The Registration Statement registers the shares of Common Stock held by the selling stockholders named in the Registration Statement (the “Shares”).

In rendering these opinions, we have examined the Company’s Certificate of Incorporation, as amended, and Bylaws, each as currently in effect, the Registration Statement, and the exhibits thereto, as well as such other records, instruments and documents as we have deemed advisable in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company.

Based upon the foregoing, and in reliance thereon, we are of the opinion that, as of the date hereof the Shares, having previously been issued, have been duly authorized and are validly issued, fully paid and nonassessable.

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We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws. This opinion letter is limited to the laws in effect as of the date the Registration Statement is declared effective by the Commission and is provided exclusively in connection with the proposed resale of the Shares as contemplated by the Registration Statement.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP

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